Exhibit 99.1

MGM RESORTS INTERNATIONAL REPORTS RECORD FIRST QUARTER 2024 FINANCIAL AND OPERATING RESULTS

•MGM China achieved record quarterly results with Adjusted Property EBITDAR up 78% year over year and resumed its dividend
•Las Vegas strength continued in the first quarter with record 1Q net revenues
•Marriott strategic licensing agreement successfully launched across 16 brands
•MGM Resorts repurchased 12 million shares during the quarter resulting in total share count reduction of 36% since 2021
•Our Japan IR venture completed its credit facility, Japan's largest project financing in history

Las Vegas, Nevada, May 1, 2024 – MGM Resorts International (NYSE: MGM) (“MGM Resorts” or the “Company”) today reported financial results for the quarter ended March 31, 2024.

“Our strategic growth plan to drive sustainable free cash flow from our resort operations, develop free cash flow by investing in international digital and luxury integrated resorts, and return capital to shareholders through share repurchases continued to develop in the first quarter of 2024,” said Bill Hornbuckle, Chief Executive Officer & President of MGM Resorts International. “We achieved record consolidated revenues in the first quarter. The January launch of our license agreement with Marriott has surpassed our initial expectations with over 130,000 room nights booked and we expect the strategic relationship will be a growth driver this year.”

“We achieved record results in the first quarter of 2024 driven by strong performance at MGM China and in Las Vegas specifically at our luxury resort properties. We repurchased 12 million shares at attractive valuations, providing our shareholders with incremental future benefits from the free cash flow growth of our resort operations, digital profitability, and the development opportunities of Japan and New York,” said Jonathan Halkyard, Chief Financial Officer & Treasurer. “Our venture in Japan continues to progress with financing now in place and our recent hedging program has provided significant cost advantages for the development of the country’s first integrated resort.”

First Quarter 2024 Financial Highlights:
Consolidated Results

•Net cash flow provided by (used in) operating, investing, and financing activities was $549 million, ($108 million), and ($629 million), respectively;
•Free Cash Flow(1) of $377 million;
•Consolidated net revenues of $4.4 billion, an increase of 13% compared to the prior year quarter, due primarily to an increase in revenue at MGM China resulting from the continued ramp up of operations after the removal of COVID-19 related entry restrictions in Macau in the prior year quarter;
•Net income attributable to MGM Resorts was $217 million in the current quarter compared to $467 million in the prior year quarter. Net income attributable to MGM Resorts was impacted by a change in operating income, which was driven by a $398 million gain on the disposition of Gold Strike Tunica in the prior year quarter, partially offset by the increase in net revenues in the current quarter, discussed above;
•Consolidated Adjusted EBITDAR(2) of $1.2 billion;
•Diluted earnings per share of $0.67 in the current quarter compared to diluted earnings per share of $1.24 in the prior year quarter; and
•Adjusted diluted earnings per share (“Adjusted EPS”)(3) of $0.74 in the current quarter compared to $0.44 in the prior year quarter.

Las Vegas Strip Resorts

•Net revenues of $2.3 billion in the current quarter compared to $2.2 billion in the prior year quarter, an increase of 4%, due primarily to an increase in ADR; and
•Adjusted Property EBITDAR(2) of $828 million in the current quarter compared to $836 million in the prior year quarter, a decrease of 1%.

Regional Operations

•Net revenues of $909 million in the current quarter compared to $946 million in the prior year quarter, a decrease of 4%, due primarily to the disposition of Gold Strike Tunica in February 2023 and a decrease in casino revenue;
•Same-store net revenues (adjusted for dispositions) of $909 million in the current quarter compared to $919 million in the prior year quarter, a decrease of 1%;
•Adjusted Property EBITDAR of $274 million in the current quarter compared to $313 million in the prior year quarter, a decrease of 12%; and
•Same-Store Adjusted Property EBITDAR(2) of $274 million in the current quarter compared to $302 million in the prior year quarter, a decrease of 9%.

MGM China

•Net revenues of $1.1 billion in the current quarter compared to $618 million in the prior year quarter, an increase of 71%. The current quarter was positively affected by the continued ramp up of operations after the removal of COVID-19 related travel and entry restrictions in the prior year quarter; and
•Adjusted Property EBITDAR of $301 million in the current quarter compared to $169 million in the prior year quarter, an increase of 78%.

Adjusted EPS
The following table reconciles diluted earnings per share (“EPS”) to Adjusted EPS (approximate EPS impact shown, per share; positive adjustments represent charges to income):

Three Months Ended March 31,	2024	2023
Diluted earnings per share	$0.67	$1.24
Property transactions, net	0.05	(1.05)
Non-operating items:
Loss (gain) related to debt and equity investments	0.07	(0.02)
Foreign currency transaction loss (gain)	(0.11)	0.03
Change in the fair value of foreign currency contracts	0.12	—
Income tax impact on net income adjustments(1)	(0.06)	0.24
Adjusted EPS	$0.74	$0.44

(1)The income tax impact includes current and deferred income tax expense based upon the nature of the adjustment and the jurisdiction in which it occurs.

Las Vegas Strip Resorts
The following table shows key gaming statistics for Las Vegas Strip Resorts:

Three Months Ended March 31,	2024	2023	% Change
	(Dollars in millions)
Casino revenue	$498	$501	(1)%
Table games drop	$1,537	$1,524	1%
Table games win	$388	$346	12%
Table games win %	25.2%	22.7%
Slot handle	$5,417	$5,759	(6)%
Slot win	$511	$544	(6)%
Slot win %	9.4%	9.4%
The following table shows key hotel statistics for Las Vegas Strip Resorts:

Three Months Ended March 31,	2024	2023	% Change
Room revenue (in millions)	$827	$752	10%
Occupancy	93%	92%
Average daily rate (ADR)	$277	$258	7%
Revenue per available room (RevPAR)[4]	$258	$239	8%
Regional Operations
The following table shows key gaming statistics for Regional Operations:

Three Months Ended March 31,	2024	2023	% Change
	(Dollars in millions)
Casino revenue	$685	$717	(4)%
Table games drop	$962	$1,013	(5)%
Table games win	$202	$214	(5)%
Table games win %	21.0%	21.1%
Slot handle	$6,612	$6,999	(6)%
Slot win	$641	$670	(4)%
Slot win %	9.7%	9.6%
MGM China
The following table shows key gaming statistics for MGM China:

Three Months Ended March 31,	2024	2023	% Change
	(Dollars in millions)
Casino revenue	$920	$555	66%
Main floor table games drop	$3,822	$2,177	76%
Main floor table games win	$950	$523	82%
Main floor table games win %	24.9%	24.0%
Intercompany branding license fee expense, which eliminates in consolidation, was $18 million in the current quarter and $11 million in the prior year quarter.

Unconsolidated Affiliates
The following table summarizes information related to the Company's share of operating loss from unconsolidated affiliates:

Three Months Ended March 31,	2024	2023
	(In thousands)
BetMGM	$(32,601)	$(81,872)
Other	7,477	6,873
	$(25,124)	$(74,999)

MGM Resorts Share Repurchases
During the first quarter of 2024, the Company repurchased approximately 12 million shares of its common stock for an aggregate amount of $511 million, pursuant to its repurchase plan. In connection with these repurchases, the February 2023 stock repurchase plan was completed. The remaining availability under the November 2023 repurchase plan was approximately $1.7 billion as of March 31, 2024. All shares repurchased under the Company's repurchase plan have been retired.

Conference Call Details
MGM Resorts will host a conference call at 5:00 p.m. Eastern Time today, which will include a brief discussion of the results followed by a question and answer session. In addition, supplemental slides will be posted prior to the start of the call on MGM's Investor Relations website at http://investors.mgmresorts.com.

The call will be accessible via the internet through http://investors.mgmresorts.com/investors/events-and-presentations/ or by calling 1-888-317-6003 for domestic callers and 1-412-317-6061 for international callers. The conference call access code is 1350932.

A replay of the call will be available through May 8, 2024. The replay may be accessed by dialing 1-877-344-7529 or 1-412-317-0088. The replay access code is 5359438.
 1."Free Cash Flow" is net cash flow provided by operating activities less capital expenditures.

Free Cash Flow is a non-GAAP measure and is presented solely as a supplemental disclosure to reported GAAP measures because management believes this liquidity measure is useful in evaluating the ability of the Company's operations to generate cash for uses other than capital expenditures, and is used for decision-making purposes related to investments and returning cash to shareholders through share repurchases. Free Cash Flow should not be construed as an alternative to net cash provided by operating activities as a measure of liquidity. The Company's definition of Free Cash Flow is limited in that it does not represent residual cash flows for discretionary expenditures due to the fact that it does not deduct payments for debt service or other obligations and does not reflect the total movement of cash as detailed in the Company's consolidated statements of cash flows. In addition, Free Cash Flow may not be defined in the same manner by all companies and, as a result, may not be comparable to similarly titled non-GAAP measures of other companies. A reconciliation of GAAP net cash provided by operating activities to Free Cash Flow is included in the financial schedules in this release.

2."Adjusted EBITDAR" is earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening and start-up expenses, property transactions, net, rent expense related to triple-net operating leases and ground leases, and income from unconsolidated affiliates related to investments in real estate ventures.

"Adjusted Property EBITDAR" is the Company's reportable segment GAAP measure, which management utilizes as the primary profit measure for its reportable segments and underlying operating segments. Adjusted Property EBITDAR is a measure defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening and start-up expenses, property transactions, net, rent expense related to triple-net operating leases and ground leases, income from unconsolidated affiliates related to investments in real estate ventures, and also excludes corporate expense and stock compensation expense, which are not allocated to each operating segment.

"Same-Store Adjusted Property EBITDAR" is Adjusted Property EBITDAR further adjusted to exclude the Adjusted Property EBITDAR of acquired operating segments from the date of acquisition through the end of the reporting period and to exclude the Adjusted Property EBITDAR of disposed operating segments from the beginning of the reporting period through the date of disposition. Accordingly, for Regional Operations, the Company has excluded the Adjusted Property EBITDAR of Gold Strike Tunica for the periods prior to its disposition on February 15, 2023, as applicable.

Same-Store Adjusted Property EBITDAR is a non-GAAP measure and is presented solely as a supplemental disclosure to reported GAAP measures because management believes this measure is useful in providing meaningful period-to-period comparisons of the results of the Company's operations for operating segments that were consolidated for the full period presented to assist users of the financial statements in reviewing operating performance over time. Same-Store Adjusted Property EBITDAR should not be viewed as a measure of overall operating performance, considered in isolation, or as an alternative to the Company's reportable segment GAAP measure or net income, or as an alternative to any other measure determined in accordance with generally accepted accounting principles, because this measure is not presented on a GAAP basis, and is provided for the limited purposes discussed herein. In addition, Same-Store Adjusted Property EBITDAR may not be defined in the same manner by all companies and, as a result, may not be comparable to similarly titled non-GAAP financial measures of other companies, and such differences may be material. A reconciliation of the Company's reportable segment Adjusted Property EBITDAR GAAP measure to Same-Store Adjusted Property EBITDAR is included in the financial schedules in this release.

Adjusted EBITDAR information is a non-GAAP measure that is a valuation metric, should not be used as an operating metric, and is presented solely as a supplemental disclosure to reported GAAP measures because management believes this measure is widely used by analysts, lenders, financial institutions, and investors as a principal basis for the valuation of gaming companies. Management believes that while items excluded from Adjusted EBITDAR may be recurring in nature and should not be disregarded in evaluation of the Company's earnings performance, it is useful to exclude such items when analyzing current results and trends. Also, management believes excluded items may not relate specifically to current trends or be indicative of future results. For example, preopening and start-up expenses will be significantly different in periods when the Company is developing and constructing a major expansion project and will depend on where the current period lies within the development cycle, as well as the size and scope of the project(s). Property transactions, net includes normal recurring disposals, gains and losses on sales of assets related to specific assets within the Company's properties, but also includes gains or losses on sales of an entire operating resort or a group of resorts and impairment charges on entire asset groups or investments in unconsolidated affiliates, which may not be comparable period over period. In addition, management excludes rent expense related to triple-net operating leases and ground leases. Management believes excluding rent expense related to triple-net operating leases and ground leases provides useful information to analysts, lenders, financial institutions, and investors when valuing the Company, as well as comparing the Company's results to other gaming companies, without regard to differences in capital structure and leasing arrangements since the operations of other gaming companies may or may not include triple-net operating leases or ground leases. However, as discussed herein, Adjusted EBITDAR should not be viewed as a measure of overall operating performance, an indicator of the Company's performance, considered in isolation, or construed as an alternative to operating income or net income, or as an alternative to cash flows from operating activities, as a measure of liquidity, or as an alternative to any other measure determined in accordance with generally accepted accounting principles, because this measure is not presented on a GAAP basis and excludes certain expenses, including the rent expense related to triple-net operating leases and ground leases, and is provided for the limited purposes discussed herein. In addition, other companies in the gaming and hospitality industries that report Adjusted EBITDAR may calculate Adjusted EBITDAR in a different manner and such differences may be material. The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes, real estate triple-net lease and ground lease payments, and debt principal repayments, which are not reflected in Adjusted EBITDAR. A reconciliation of GAAP net income to Adjusted EBITDAR is included in the financial schedules in this release.

3. "Adjusted EPS" is diluted earnings or loss per share adjusted to exclude property transactions, net, net gain/loss related to equity investments for which the Company has elected the fair value option of ASC 825 and equity investments accounted for under ASC 321 for which there is a readily determinable fair value and net gain/loss related to the Company's investments in debt securities, foreign currency transaction gain/loss, and change in the fair value of foreign currency contracts.

Adjusted EPS is a non-GAAP measure and is presented solely as a supplemental disclosure to reported GAAP measures because management believes this measure is useful in providing period-to-period comparisons of the results of the Company's continuing operations to assist investors in reviewing the Company's operating performance over time. Management believes that while certain items excluded from Adjusted EPS may be recurring in nature and should not be disregarded in evaluating the Company's earnings performance, it is useful to exclude such items when comparing current performance to prior periods because these items can vary significantly depending on specific underlying transactions or events. Also, management believes certain excluded items, and items further discussed in footnote 2 below, may not relate specifically to current operating trends or be indicative of future results. Adjusted EPS should not be construed as an alternative to GAAP earnings per share as an indicator of the Company's performance. In addition, Adjusted EPS may not be defined in the same manner by all companies and, as a result, may not be comparable to similarly titled non-GAAP financial measures of other companies. A reconciliation of Adjusted EPS to diluted earnings per share can be found under "Adjusted EPS" included in this release.

4. RevPAR is hotel revenue per available room.

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About MGM Resorts International

MGM Resorts International (NYSE: MGM) is an S&P 500® global gaming and entertainment company with national and international locations featuring best-in-class hotels and casinos, state-of-the-art meetings and conference spaces, incredible live and theatrical entertainment experiences, and an extensive array of restaurant, nightlife and retail offerings. MGM Resorts creates immersive, iconic experiences through its suite of Las Vegas-inspired brands. The MGM Resorts portfolio encompasses 31 unique hotel and gaming destinations globally, including some of the most recognizable resort brands in the industry. The Company's 50/50 venture, BetMGM, LLC, offers sports betting and online gaming in North America through market-leading brands, including BetMGM and partypoker, and the Company's subsidiary, LV Lion Holding Limited, offers sports betting and online gaming through market-leading brands in several jurisdictions throughout Europe. The Company is currently pursuing targeted expansion in Asia through the integrated resort opportunity in Japan. Through its “Focused on What Matters: Embracing Humanity and Protecting the Planet” philosophy, MGM Resorts commits to creating a more sustainable future, while striving to make a bigger difference in the lives of its employees, guests, and in the communities where it operates. The global employees of MGM Resorts are proud of their company for being recognized as one of FORTUNE® Magazine's World's Most Admired Companies®. For more information, please visit us at www.mgmresorts.com. Please also connect with us @MGMResortsIntl on Twitter as well as Facebook and Instagram.

Cautionary Statement Concerning Forward-Looking Statements

Statements in this release that are not historical facts are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and/or uncertainties, including those described in the Company's public filings with the Securities and Exchange Commission. The Company has based forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to: the Company's expectations regarding any benefits expected to be received from the Company's recent transactions, including the long-term license agreement with Marriott International; future results of the Company (including the Company's ability to maintain a strong balance sheet), and its unconsolidated affiliates, including BetMGM; expectations regarding the impact of macroeconomic trends on the Company's business; expectations regarding the Company's booking pace, liquidity position and the size and timing of future investments; the Company's ability to execute on its strategic plans, including the development of an integrated resort in Japan, obtaining a commercial gaming license in New York, expansion of LeoVegas and the MGM digital brand, positioning BetMGM as a leader in sports betting and iGaming; expectations regarding the performance of MGM China and continued payment of the MGM China dividend; and the Company's ability to return capital to shareholders (including the timing and amount of any share repurchases); and the impact of cybersecurity incidents, including the Company's September 2023 cybersecurity issue. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include: the effects of economic conditions and market conditions in the markets in which the Company operates and competition with online gaming and sports betting operators and destination travel locations throughout the United States and the world; the design, timing and costs of expansion projects; risks relating to international operations, permits, licenses, financings, approvals and other contingencies in connection with growth in new or existing jurisdictions; disruptions in the availability of the Company's information and other systems or those of third parties on which the Company rely, through cyber-attacks, such as the Company's September 2023 cybersecurity issue, or otherwise, which could adversely impact the Company's ability to service its customers and affect its sales and the results of operations; impact to the Company's business, operations and reputation from, and expenses and uncertainties associated with a cybersecurity incident, including the Company's September 2023 cybersecurity issue and any related legal proceedings, other claims or investigations and costs of remediation, restoration, or enhancement of information technology systems; the timing and outcome of the claims and class actions against the Company and of the investigations by state and federal regulators, related to the Company's September 2023 cybersecurity issue; the availability of cybersecurity insurance proceeds; and additional risks and uncertainties described in the Company's Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.

MGM RESORTS CONTACTS:

Investment Community
SARAH ROGERS
Senior Vice President of Corporate Finance
(702) 730-3942 or srogers@mgmresorts.com

ANDREW CHAPMAN
Director of Investor Relations
(702) 693-8711 or achapman@mgmresorts.com

News Media
BRIAN AHERN
Director of Communications
media@mgmresorts.com

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31, 2024	March 31, 2023
Revenues
Casino	$2,241,095	$1,882,428
Rooms	956,401	848,488
Food and beverage	769,403	722,131
Entertainment, retail and other	404,391	409,578
Reimbursed costs	12,180	10,671
	4,383,470	3,873,296
Expenses
Casino	1,271,844	990,890
Rooms	274,408	240,114
Food and beverage	558,080	511,592
Entertainment, retail and other	244,297	243,528
Reimbursed costs	12,180	10,671
General and administrative	1,194,682	1,135,540
Corporate expense	129,666	127,559
Preopening and start-up expenses	1,095	139
Property transactions, net	17,154	(396,076)
Depreciation and amortization	196,562	203,501
	3,899,968	3,067,458
Loss from unconsolidated affiliates	(25,124)	(74,999)
Operating income	458,378	730,839
Non-operating income (expense)
Interest expense, net of amounts capitalized	(110,037)	(130,300)
Non-operating items from unconsolidated affiliates	(136)	(1,184)
Other, net	(4,806)	46,307
	(114,979)	(85,177)

Income before income taxes	343,399	645,662
Provision for income taxes	(43,673)	(165,779)
Net income	299,726	479,883
Less: Net income attributable to noncontrolling interests	(82,250)	(13,076)
Net income attributable to MGM Resorts International	$217,476	$466,807
Earnings per share
Basic	$0.68	$1.25
Diluted	$0.67	$1.24
Weighted average common shares outstanding
Basic	320,488	374,085
Diluted	323,757	378,095

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	March 31, 2024	December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$2,722,292	$2,927,833
Accounts receivable, net	924,060	929,135
Inventories	147,357	141,678
Income tax receivable	91,880	141,444
Prepaid expenses and other	688,223	770,503
Total current assets	4,573,812	4,910,593

Property and equipment, net	5,630,014	5,449,544

Other assets
Investments in and advances to unconsolidated affiliates	246,167	240,803
Goodwill	5,152,826	5,165,694
Other intangible assets, net	1,686,245	1,724,582
Operating lease right-of-use assets, net	23,901,023	24,027,465
Other long-term assets, net	888,966	849,867
Total other assets	31,875,227	32,008,411
	$42,079,053	$42,368,548
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts and construction payable	$448,158	$461,718
Accrued interest on long-term debt	114,828	60,173
Other accrued liabilities	2,471,000	2,604,177
Total current liabilities	3,033,986	3,126,068

Deferred income taxes, net	2,849,583	2,860,997
Long-term debt, net	6,269,763	6,343,810
Operating lease liabilities	25,115,883	25,127,464
Other long-term obligations	750,280	542,708
Redeemable noncontrolling interests	32,281	33,356
Stockholders' equity
Common stock, $0.01 par value: authorized 1,000,000,000 shares, issued and outstanding 314,915,054 and 326,550,141 shares	3,149	3,266
Capital in excess of par value	—	—
Retained earnings	3,393,805	3,664,008
Accumulated other comprehensive income	59,810	143,896
Total MGM Resorts International stockholders' equity	3,456,764	3,811,170
Noncontrolling interests	570,513	522,975
Total stockholders' equity	4,027,277	4,334,145
	$42,079,053	$42,368,548

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
SUPPLEMENTAL DATA – NET REVENUES
(In thousands)
(Unaudited)

	Three Months Ended
	March 31, 2024	March 31, 2023
Las Vegas Strip Resorts	$2,255,029	$2,176,152
Regional Operations	909,479	945,843
MGM China	1,056,017	617,592
Management and other operations	162,945	133,709
	$4,383,470	$3,873,296

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
SUPPLEMENTAL DATA – ADJUSTED PROPERTY EBITDAR AND ADJUSTED EBITDAR
(In thousands)
(Unaudited)

	Three Months Ended
	March 31, 2024	March 31, 2023
Las Vegas Strip Resorts	$827,788	$835,809
Regional Operations	274,102	313,175
MGM China	301,186	168,948
Unconsolidated affiliates(1)	(27,826)	(77,694)
Management and other operations	(2,845)	529
Stock compensation	(26,759)	(23,890)
Corporate(2)	(110,819)	(110,614)
	$1,234,827

(1) Represents the Company's share of operating income (loss) excluding investments in real estate ventures, adjusted for the effect of certain basis differences.
(2)Three months ended March 31, 2024 includes amounts related to MGM China of $12 million, global development of $2 million, and transaction costs of $2 million. Three months ended March 31, 2023 includes amounts related to MGM China of $8 million, global development of $7 million, and transaction costs of $2 million.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO MGM RESORTS INTERNATIONAL TO ADJUSTED EBITDAR
(In thousands)
(Unaudited)

	Three Months Ended
	March 31, 2024	March 31, 2023
Net income attributable to MGM Resorts International	$217,476	$466,807
Plus: Net income attributable to noncontrolling interests	82,250	13,076
Net income	299,726	479,883
Provision for income taxes	43,673	165,779
Income before income taxes	343,399	645,662
Non-operating (income) expense:
Interest expense, net of amounts capitalized	110,037	130,300
Other, net	4,942	(45,123)
	114,979	85,177
Operating income	458,378	730,839
Preopening and start-up expenses	1,095	139
Property transactions, net	17,154	(396,076)
Depreciation and amortization	196,562	203,501
Triple-net operating lease and ground lease rent expense	564,339	570,555
Income from unconsolidated affiliates related to real estate ventures	(2,701)	(2,695)
Adjusted EBITDAR	$1,234,827

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(In thousands)
(Unaudited)

Three Months Ended
March 31, 2024
Net cash provided by operating activities	$549,271
Less: Capital expenditures	(172,080)
Free Cash Flow	$377,191

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
RECONCILIATIONS OF REGIONAL OPERATIONS NET REVENUES TO REGIONAL OPERATIONS SAME-STORE NET REVENUES AND REGIONAL OPERATIONS ADJUSTED PROPERTY EBITDAR TO REGIONAL OPERATIONS SAME-STORE ADJUSTED PROPERTY EBITDAR
(In thousands)
(Unaudited)

	Three Months Ended
	March 31, 2024	March 31, 2023
Regional Operations net revenues	$909,479	$945,843
Dispositions (1)	—	(26,967)
Regional Operations same-store net revenues	$909,479	$918,876

Regional Operations Adjusted Property EBITDAR	$274,102	$313,175
Dispositions (1)	—	(11,073)
Regional Operations Same-Store Adjusted Property EBITDAR	$274,102	$302,102

(1)Excludes the net revenues and Adjusted Property EBITDAR of Gold Strike Tunica for the three months ended March 31, 2023.